Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: James Spiezio
Beacon Power Corporation
978-694-9121
spiezio@beaconpower.com

BEACON POWER ANNOUNCES $7.9 MILLION
INVESTMENT COMMITMENT

TYNGSBORO, Mass. — October 10, 2008 — Beacon Power Corporation (NASDAQ: BCON), today announced that it has received a commitment for $7.9 million of new investment in the Company. The capital will be used to fund ongoing operations, including the completion of manufacturing of flywheel systems for commercial deployment of five Megawatts of frequency regulation service by the end of 2008. The transaction is expected to close on October 15, 2008.

The Company will sell 8.7 million units for $0.91 per unit. Each unit consists of one share of the Company’s common stock, par value $0.01 per share, and one warrant to purchase one share of the Company’s common stock at an exercise price of $1.20 per share. The net proceeds to the Company are expected to be approximately $7.2 million after deducting placement agency fees and estimated expenses.

The warrants will be immediately separable from the units, and will be exercisable beginning six months and one day after the date of their issuance, and will expire five years after they become exercisable. All of the units are being offered by Beacon Power under an effective shelf registration statement previously filed with the Securities and Exchange Commission. Merriman Curhan Ford (NASDAQ: MERR) acted as lead placement agent, and Kaufman Brothers, L.P. acted as co-placement agent in connection with this transaction.

About Beacon Power
Beacon Power Corporation designs, develops and has begun commercial deployment of its frequency regulation service product. The Company's primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon's Smart Energy Matrix, now entering production, is designed to be a non-polluting, megawatt-level, utility-grade flywheel-based solution that will provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:

This Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These “forward-looking” statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so, especially in view of the current situation in the financial markets; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in obtaining DOE loan guarantee support for our New York facility; conditions in target markets, including the fact that some ISOs have been slow to comply with the FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain site interconnection or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which we hope to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property, including the effect of the patent litigation initiated last year against us; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of the current situation in the financial markets. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.

Additional Note
This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any state.